                                                                    EXHIBIT C(1)

                             GOVERNANCE AGREEMENT

                                    between

                         United Water Resources Inc.,
                           a New Jersey corporation

                                      and

                       Lyonnaise American Holding, Inc.,
                            a Delaware corporation

                          Dated as of April 22, 1994
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                               TABLE OF CONTENTS

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ARTICLE I    DEFINITIONS

   Section 1.1.   Definitions                                              III-1

ARTICLE II   REPRESENTATIONS AND WARRANTIES

   Section 2.1.   Representations and Warranties of UWR                    III-5
   Section 2.2.   Representations and Warranties of the Stockholder        III-5

ARTICLE III  STOCKHOLDER AND UWR CONDUCT

   Section 3.1.   Acquisition of UWR Securities                            III-6
   Section 3.2.   Restrictions on Transfer                                 III-7
   Section 3.3.   Further Restrictions on Stockholder Conduct              III-8
   Section 3.4.   Rights Agreement                                         III-9
   Section 3.5.   Business of UWR                                          III-9
   Section 3.6.   Publicity                                                III-10
   Section 3.7.   Conversion of Preference Stock                           III-10

ARTICLE IV   VOTING AND BOARD REPRESENTATION

   Section 4.1.   Voting                                                   III-11
   Section 4.2.   Directors Designated by the Stockholder                  III-11
   Section 4.3.   Resignation of Stockholder Nominees and Stockholder
                    Advisory Director                                      III-13

ARTICLE V    FUTURE PURCHASE RIGHTS

   Section 5.1.   UWR Right of First Refusal                               III-13
   Section 5.2.   Notice of Future Issuances                               III-14
   Section 5.3.   Stockholder Purchase Right                               III-14

ARTICLE VI   RELEASE EVENTS

   Section 6.1.   Release Events                                           III-15
   Section 6.2.   Release of Stockholder                                   III-16

ARTICLE VII  TERMINATION

   Section 7.1.   Termination                                              III-17

ARTICLE VIII MISCELLANEOUS

   Section 8.1.   Entire Agreement; Amendments                             III-17
   Section 8.2.   Severability                                             III-17
   Section 8.3.   Specific Performance                                     III-18
   Section 8.4.   Counterparts                                             III-18
   Section 8.5.   Notices and Service of Process                           III-18
   Section 8.6.   Waivers                                                  III-19
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                                      -i-
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                                                                           Page
   Section 8.7.   Submission to Jurisdiction;
                    Consent to Service of Process                          III-19
   Section 8.8.   Headings                                                 III-19
   Section 8.9.   Successors and Assigns                                   III-19
   Section 8.10.  Governing Law                                            III-19
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                                     -ii-

GOVERNANCE AGREEMENT dated as of April 22, 1994 (this "Agreement"), between United Water Resources Inc., a New Jersey corporation ("UWR"), and Lyonnaise American Holding, Inc., a Delaware corporation (the "Stockholder").

                             W I T N E S S E T H :
                             - - - - - - - - - -

WHEREAS, the respective Boards of Directors of UWR and GWC Corporation, a Delaware corporation ("GWC"), have approved the merger (the "Merger") of GWC with and into UWR;

WHEREAS, UWR and GWC have entered into a Merger Agreement, dated as of September 15, 1993 (the "Merger Agreement"), pursuant to which the Stockholder will acquire in the Merger Beneficial Ownership (as defined in Article I hereof) of up to 7,645,944 shares of Common Stock, without par value, of UWR and up to 3,263,976 shares of 5% Cumulative Convertible Preference Stock, without par value, of UWR, in exchange for all of the common stock, par value $.01 per share, of GWC (the "GWC Common Stock") owned by the Stockholder;

WHEREAS, Lyonnaise des Eaux-Dumez ("Lyonnaise"), the parent company of the Stockholder, is one of the largest water companies in France and has pursued a policy of strategic investment in water companies throughout the world, and in particular in its investment in GWC;

WHEREAS, UWR is one of the largest water companies in the United States and, after the Merger, the combined company would be the second largest investor owned water company in the United States based on market capitalization;

WHEREAS, Lyonnaise supports the Merger and desires to preserve its investment in UWR after the consummation of the Merger; and

WHEREAS, UWR and the Stockholder desire, and Lyonnaise desires the Stockholder, to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of UWR by the Stockholder, and related provisions concerning the Stockholder's relationship with and investment in UWR.

NOW, THEREFORE, in consideration of the premises representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities, (as determined pursuant to Rule 13d-3 under the Exchange Act).

"Clearly Credible Tender Offer" shall mean any offer, tender offer or exchange offer that is subject to Section 14 of the Exchange Act, other than any such offer, tender offer or exchange offer with respect to which (i) the Board of Directors of UWR is advised in writing by outside counsel of recognized standing that the consummation of such offer, tender offer or exchange offer would be in violation of

                                    C(1)-1
applicable United States law, or (ii) the Board of Directors of UWR is advised in writing by an independent investment banking firm of national standing that the offeror does not have the financial capacity (including without limitation the financial capacity to borrow) to consummate such offer, tender offer or exchange offer.

"Closing" shall have the meaning specified in the Merger Agreement.

"Commission" shall mean the United States Securities and Exchange Commission.

"Common Stock" shall mean the Common Stock, without par value, of UWR, or any successor thereof.

"Common Stock Equivalent" shall mean (a) shares of any class of capital stock, other than Common Stock, of UWR which are then entitled to vote generally in the election of directors and (b) any warrant, option, convertible security or other similar right to acquire the Common Stock or shares of any other class of capital stock of UWR which are then entitled to vote generally in the election of directors.

"Compliance Certificate" shall have the meaning set forth in Section 3.5(b) of this Agreement.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Fair Market Value" for the Common Stock or any Common Stock Equivalent (other than the Preference Stock), as the case may be, shall mean the average of the daily closing prices per share of such security for the 30 Trading Days immediately prior to the date on which such value is being determined; provided,however, that in the event that the current per share market price of such security is determined during a period following the announcement by UWR of
(a) a dividend or distribution on such security payable in shares of such security or securities convertible into such shares, or (b) any subdivision, combination or reclassification of such security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by a majority of the Board of Directors of UWR or, if on any such date no market maker is making a market in such security, the fair value as determined in good faith by a majority of the Board of Directors of UWR based upon the opinion of an independent investment banking firm of recognized standing.

"GWC Common Stock" shall have the meaning set forth in the second recital of this Agreement.

                                    C(1)-2

"Independent Director" shall mean any person who is not a Stockholder Nominee and is independent of and otherwise unaffiliated with any member of the Stockholder Group, and shall not be an officer, employee, consultant or advisor (financial, legal or other) of any member of the Stockholder Group or have served in any such capacity in the previous five (5) years.

"Lyonnaise Affiliate" shall mean any Person (a) more than 50% of any class of the outstanding voting securities of which is owned, directly or indirectly, by Lyonnaise and/or one or more Affiliates of Lyonnaise, or (b) over which Lyonnaise is otherwise able to exert actual control; provided, however, that, for purposes of clause (b) of this definition, actual control shall be determined solely based on whether Lyonnaise has in fact the ability to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, but shall not be presumed based on any level or ownership of assets or securities of the other Person or from the fact that Lyonnaise has representation on the board of directors of such Person (unless Lyonnaise has sufficient board representation, directly or indirectly, to actually control the outcome of any vote of such board of directors solely as a result of Lyonnaise's representation thereon).

"Maximum Stockholder Investment Percentage" shall mean the greater of (i) Stockholder Investment Percentage at the time immediately succeeding the Closing, or (ii) 33%, subject to adjustment upward pursuant to Section 3.1(c), provided, however, if at any time the Stockholder Investment Percentage shall be decreased by reason of (a) any Transfer by any member of the Stockholder Group of Common Stock Beneficially Owned by any member of the Stockholder Group or (b) any failure of the Stockholder to purchase Common Stock or a Common Stock Equivalent pursuant to Section 5.3 (a) or (b) of this Agreement, then the Maximum Stockholder Investment Percentage shall be reduced by an amount equal to the amount the Stockholder Investment Percentage is reduced as a result of such Transfer or failure of the Stockholder to purchase Common Stock or a Common Stock Equivalent pursuant to Section 5.3(a) or (b) of this Agreement.

"Merger" shall have the meaning set forth in the first recital of this Agreement.

"Merger Agreement" shall have the meaning set forth in the second recital of this Agreement.

"Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

"Preference Stock" shall mean the 5.0% Cumulative Convertible Preference Stock, without par value, of UWR.

"Registration Rights" shall mean the rights and obligations of the Stockholder Group and the corresponding rights and obligations of UWR set forth in Exhibit A to this Agreement.

"Release Event" shall have the meaning set forth in Section 6.1 of this Agreement.

"Rights Agreement" shall mean the Rights Agreement, dated as of July 12, 1989, as amended as of September 15, 1993, and as such agreement may be further amended from time to time, between UWR and First Interstate Bank, Ltd., as Rights Agent.

"Securities Act" shall mean the Securities Act of 1933, as amended.

                                    C(1)-3

"Standstill Termination Date" shall mean the date specified by the Stockholder in its notice to UWR pursuant to Section 6.2(c) of this Agreement or the date fixed by operation of Section 6.2(e) of this Agreement.

"Stockholder Affiliate" shall mean any Person (a) more than 50% of any class of the outstanding voting securities of which is owned, directly or indirectly, by the Stockholder and/or one or more Stockholder Affiliates, or (b) over which the Stockholder is otherwise able to exert actual control; provided, however, that, for purposes of clause (b) of this definition, actual control shall be determined solely based on whether the Stockholder has in fact the ability to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, but shall not be presumed based on any level of ownership of assets or securities of the other Person or from the fact that the Stockholder has representation on the board of directors of such Person (unless the Stockholder has sufficient board representation, directly or indirectly, to actually control the outcome of any vote of such board of directors solely as a result of the Stockholder's representation thereon).

"Stockholder Group" shall mean Lyonnaise, the Stockholder, any Stockholder Affiliate and any Lyonnaise Affiliate.

"Stockholder Investment Percentage" shall refer to the holdings of the Stockholder Group and shall mean, calculated at a given point in time, the ratio of (i) the sum of (a) the shares of Common Stock Beneficially Owned by the Stockholder Group and (b) the shares of Common Stock into which the Common Stock Equivalents Beneficially Owned by the Stockholder Group would then be convertible or exchangeable, assuming all such Common Stock Equivalents were immediately convertible or exchangeable, to (ii) the sum of (a) all shares of Common Stock then outstanding and (b) the shares of Common Stock into which all Common Stock Equivalents then outstanding would then be convertible or exchangeable, assuming all such Common Stock Equivalents were immediately convertible or exchangeable, expressed as a percentage.

"Stockholder Nominee" shall have the meaning set forth in Section 4.2(b) of this Agreement.

"Third Party Offer" shall have the meaning set forth in Section 3.1 of this Agreement.

"13D Group" shall mean any group of Persons acquiring, holding, voting or disposing of any Common Stock or Common Stock Equivalent which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act.

"Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock or any Common Stock Equivalent, as the case may be, is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday or a day on which banking institutions in New York or New Jersey are authorized or obligated to close.

"Transfer" shall mean any sale, transfer, pledge, encumbrance or other disposition to any Person other than any member of the Stockholder Group, and to "Transfer" shall mean to sell, transfer, pledge, encumber or otherwise dispose of to any Person other than any member of the Stockholder Group.

"Unrelated Business" shall have the meaning set forth in Section 3.5(a) of this Agreement.

                                    C(1)-4

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of UWR. UWR represents and warrants to the Stockholder as of the date hereof as follows:

(a) UWR has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey and has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by UWR and all necessary and appropriate action has been taken by UWR to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by UWR and assuming due authorization and valid execution and delivery by the Stockholder, this Agreement is a valid and binding obligation of UWR, enforceable in accordance with its terms.

Section 2.2. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to UWR as of the date hereof as follows:

(a) The Stockholder has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by the Stockholder and all necessary and appropriate action has been taken by the Stockholder to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Stockholder and assuming due authorization and valid execution and delivery by UWR, this Agreement is a valid and binding obligation of the Stockholder, enforceable in accordance with its terms.

(d) As of the date of this Agreement, the Stockholder Group Beneficially Owns * shares of GWC Common Stock and does not Beneficially Own any warrant, option, convertible security or other similar right to acquire GWC Common Stock or shares of any other class of capital stock of GWC which are then entitled to vote generally in the election of directors.

(e) As of the date of this Agreement, the Stockholder Group does not Beneficially Own any shares of Common Stock or Common Stock Equivalents (other than shares of Common Stock or Common Stock Equivalents that were acquired by the Stockholder in the Merger).

* To insert number of shares owned by the Stockholder Group as of the date of execution of this Agreement.

                                    C(1)-5

                                  ARTICLE III

                          STOCKHOLDER AND UWR CONDUCT

Section 3.1. Acquisition of UWR Securities. (a) Subject to the provisions of this Section 3.1(a) and Sections 3.1(b) and (c), prior to the Standstill Termination Date the Stockholder agrees with UWR that, without the prior approval of a majority of the Board of Directors of UWR at a duly convened meeting thereof or of all of UWR's directors by written consent thereto, the Stockholder will not, and will cause each Stockholder Affiliate not to, singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, (i) acquire Beneficial Ownership of any Common Stock or Common Stock Equivalent (other than pursuant to (A) the Merger Agreement, (B) the conversion of the Preference Stock into Common Stock, (C) the acquisition of Common Stock pursuant to Section 5.3 hereof or (D) the receipt of any dividends payable in Common Stock or Common Stock Equivalents) or (ii) commence an unsolicited offer, tender offer or exchange offer for all or any portion of the Common Stock or any class of Common Stock Equivalent not owned by the Stockholder Group or any portion or all of the assets of UWR; provided, however, that if (A) an offer, tender offer or exchange offer is made by any Person (other than UWR, any member of the Stockholder Group, or any Person acting in concert with any member of the Stockholder Group) to purchase outstanding shares of Common Stock or any Common Stock Equivalent representing 25% or more of the Common Stock or any class of Common Stock Equivalent, as the case may be, or 25% or more of the consolidated assets of UWR (a "Third Party Offer") and such Third Party Offer is not withdrawn or terminated prior to the time any member of the Stockholder Group seeks to acquire the Beneficial Ownership of additional Common Stock or any Common Stock Equivalent or commence an unsolicited offer, tender offer or exchange offer for all or any portion of the Common Stock or any class of Common Stock Equivalent not owned by the Stockholder Group or all or any portion of the assets of UWR and (B) such member of the Stockholder Group shall make a written request to the Board of Directors to waive the prohibitions contained in this Section 3.1, then UWR may not agree to such Third Party Offer without first waiving the prohibitions contained in this Section 3.1 at least 30 days prior to the date of any agreement by UWR to such Third Party Offer.

(b) If any such Third Party Offer is a Clearly Credible Tender Offer, then the prohibitions contained in subsections (i) and (ii) of Section 3.1(a) shall not apply from and after the 120th day following the date on which the Clearly Credible Tender Offer is commenced (the "Initial 120-day Period"), if and only if such Clearly Credible Tender Offer is not withdrawn within the Initial 120-day Period (the "Standstill Exception"). If such Clearly Credible Tender Offer is not withdrawn within the Initial 120-day Period, then any member of the Stockholder Group may commence an offer, tender offer or exchange offer for Common Stock within 120 days after the Initial 120-day Period (the "Second 120-day Period") (a "Stockholder Offer"), and/or acquire Beneficial Ownership of any Common Stock or Common Stock Equivalent if such member of the Stockholder Group has a good faith intention to commence a Stockholder Offer within the Second 120-day Period for such number of shares of Common Stock which, when added together with any shares of Common Stock owned by the Stockholder Group, would at least equal the minimum number of shares of Common Stock required to be tendered into such Clearly Credible Tender Offer. If no member of the Stockholder Group has commenced a Stockholder Offer by the end of the Second 120-day Period, then the Standstill Exception shall thereafter cease to be applicable and any Common Stock or Common Stock Equivalents acquired by any member of the Stockholder Group pursuant to the Standstill Exception shall be subject to the provisions of Section 3.1(c). If any member of the Stockholder Group commences a Stockholder Offer within the Second 120-day Period, then (i) if the Clearly Credible Tender Offer is withdrawn within the Second 120-day Period, the Stockholder Offer shall be withdrawn, the Standstill Exception shall thereafter cease to be applicable and any Common Stock or Common Stock Equivalents acquired by any member of the Stockholder Group pursuant to the Standstill Exception shall be subject to the provisions of Section 3.1(c) and UWR promptly shall reimburse the members of the Stockholder Group for any and all costs and/or expenses of the members of the Stockholder

                                    C(1)-6

Group incurred in commencing, pursuing and withdrawing the Stockholder Offer, and (ii) if the Clearly Credible Tender Offer is not withdrawn within the Second 120-day Period, from and after the date on which the Stockholder Offer has been outstanding for at least 120 days the Standstill Exception shall thereafter apply to all members of the Stockholder Group for all purposes.

(c) If any member of the Stockholder Group has acquired Common Stock or Common Stock Equivalents in accordance with Section 3.1(a) or (b) and the Standstill Exception thereafter ceases to apply, then, only upon written notification by UWR that is received by the Stockholder within thirty (30) days after the date on which the Standstill Exception ceases to apply, the Maximum Stockholder Investment Percentage shall be the Maximum Stockholder Investment Percentage in effect at the close of business on the day before the first public announcement of the Clearly Credible Tender Offer and the Stockholder shall, after consultation with UWR, take any action consistent with subsection (d) below; provided, however, that UWR hereby agrees that, upon any such notification, UWR shall indemnify and hold harmless each member of the Stockholder Group from any and all costs, damages, losses, liabilities and expenses incurred by such member of the Stockholder Group as a result of taking the actions permitted by Section 3.1(a) or 3.1(b) (including without limitation any loss on the sale of the Common Stock or Common Stock Equivalents and any liabilities incurred as a result of the timing of such sale and/or the indemnification or reimbursement by UWR pursuant to this Section 3.1). In the event UWR does not so notify the Stockholder pursuant to the preceding sentence, the members of the Stockholder Group shall be permitted to retain any Common Stock or Common Stock Equivalents acquired in accordance with Section 3.1(a) or 3.1(b), the Maximum Stockholder Investment Percentage shall be increased in order to reflect the ownership by the Stockholder Group of such Common Stock and Common Stock Equivalents, and such Common Stock and Common Stock Equivalents shall be subject to the terms of this Agreement (including without limitation Section 3.2 and 5.1), and UWR shall have no obligation to any member of the Stockholder Group for any costs, damages, losses, liabilities and expenses incurred by such member of the Stockholder Group as a result of taking the actions permitted by Section 3.1(a) or 3.1(b) (including without limitation any loss on the sale of the Common Stock or Common Stock Equivalents and any liabilities incurred as a result of the timing of such sale and/or the indemnification or reimbursement by UWR pursuant to this Section 3.1), other than to the extent provided in Section 3.1(b) above.

(d) If at any time the Stockholder becomes aware that the Stockholder Investment Percentage exceeds the Maximum Stockholder Investment Percentage other than as permitted pursuant to the terms of this Agreement, then the Stockholder shall, or shall cause the Stockholder Affiliates to, consistent with the provisions of
Section 3.2 of this Agreement, promptly take all action necessary to reduce the amount of Common Stock Beneficially Owned by the Stockholder Group to an amount yielding a Stockholder Investment Percentage not greater than the Maximum Stockholder Investment Percentage.

Section 3.2. Restrictions on Transfer. The Stockholder shall not Transfer, and shall cause each Stockholder Affiliate not to Transfer, any Common Stock or Common Stock Equivalent except for:

(a) Transfers of Common Stock or any Common Stock Equivalents in an underwritten public offering where the member of the Stockholder Group and the representative or representatives of the underwriters previously agree in writing with UWR that all reasonable efforts to achieve a wide distribution of the Common Stock or Common Stock Equivalents offered will be made.

(b) Transfers of Common Stock or any Common Stock Equivalent pursuant to Rule 144 or Rule 144A made to Persons from whom a certificate executed by an executive officer of each such Person that such Person will not own or be part of a 13D Group that will own 5% or more of the Common Stock or any class of Common Stock Equivalent following such sale is obtained or, where in the reasonable judgment of the member of the Stockholder Group or the underwriters or placement agents it is impracticable to obtain such a certificate prior to each of such Transfers from such a Person, obtaining a

                                    C(1)-7
certificate from an executive officer of the member of the Stockholder Group or the underwriters or placement agents that, to the best of its knowledge, such sales will not be made to any 13D Group that will own 5% or more of the Common Stock or any class of Common Stock Equivalent following such sale.

(c) Transfers of Common Stock or any Common Stock Equivalents to Persons from whom a certificate executed by an executive officer of such Person is obtained prior to each such Transfer that each such Person will not own, or be part of a 13D Group that will own, 5% or more of the Common Stock or any class of Common Stock Equivalent following such sale.

(d) Transfers of Common Stock or any Common Stock Equivalent pursuant to (i) any offer made by any member of the Stockholder Group that is permitted under
Section 3.1(a) of this Agreement, (ii) any offer made by UWR or any of its affiliates, or (iii) any Clearly Credible Tender Offer to acquire shares of Common Stock or any Common Stock Equivalent; provided, however, that members of the Stockholder Group may only Transfer Common Stock or Common Stock Equivalents pursuant to clause (iii) of this subsection (d) from and after the time that the regulatory and shareholder approvals and other similar principal conditions to such Clearly Credible Tender Offer are reasonably likely to be satisfied in the near future.

(e) Transfers of Common Stock or any Common Stock Equivalent to members of the Stockholder Group; provided, however, that any such transferee shall agree with UWR in writing prior to each such Transfer to be bound by the terms of this Agreement as if such transferee were a Stockholder Affiliate for the rest of its duration.

(f) Transfers pursuant to the exercise by any member of the Stockholder Group of the Registration Rights as set forth in Exhibit A to this Agreement; provided, however, each of such Transfers shall be made either, (i) in an underwritten public offering where the member of the Stockholder Group and the representative or representatives of the underwriters previously agree in writing with UWR that all reasonable efforts to receive a wide distribution of the Common Stock or Common Stock Equivalents offered will be made or (ii) to Persons from whom a certificate executed by an executive officer of each such Person that such Person will not own or be part of a 13D Group that will own 5% or more of the Common Stock or any class of Common Stock Equivalent following such sale is obtained or, where in the reasonable judgment of the member of the Stockholder Group or the underwriters or placement agents it is impracticable to obtain such a certificate prior to each of such Transfers, from such a Person, obtaining a certificate from an executive officer of the member of the Stockholder Group or the underwriters or placement agents that, to the best of its knowledge, such sales will not be made to any 13D Group that will own 5% or more of the Common Stock or any class of Common Stock Equivalent following such sale.

(g) Any other Transfers of Common Stock or any Common Stock Equivalent after a refusal by UWR to purchase such Common Stock or Common Stock Equivalent (by either lapse of time or written notice) in accordance with Section 5.1 of this Agreement.

Section 3.3. Further Restrictions on Stockholder Conduct. Prior to the Standstill Termination Date, the Stockholder agrees that it shall not, and it shall cause each Stockholder Affiliate not to:

(a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of UWR or any of its subsidiaries other than in a manner consistent with the terms of this Agreement;

                                    C(1)-8

(b) deposit (either before or after the date of the execution of this Agreement) any Common Stock or Common Stock Equivalent in a voting trust or subject any Common Stock or Common Stock Equivalent to any similar arrangement or proxy with respect to the voting of such Common Stock or Common Stock Equivalent if the effect of any such arrangement or proxy would result in a violation by the Stockholder of the terms of this Agreement;

(c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies", or become a "Participant" in a "solicitation" (as such terms are used in Regulation 14A under the Exchange Act) to vote, or to seek to advise or influence any person to vote against any proposal or director nominee recommended to the stockholders of UWR or any of its subsidiaries by at least a majority of the Board of Directors; provided, however, that the restriction of this Section 3.3(c) shall not apply: (i) (A) during any proxy solicitation from a Person other than UWR pursuant to which such person seeks to take any action which, if successful, and when combined with all other actions previously taken by such Person, would result in a change in control of UWR (including without limitation by means of electing or replacing directors of UWR), (B) during any offer, tender offer or exchange offer that is a Clearly Credible Tender Offer for 25% or more of the Common Stock or any class of Common Stock Equivalents or 25% or more of the consolidated assets of UWR, and (C) with respect to any proposal by UWR which would result in any other Person or 13D Group Beneficially Owning 25% or more of the Common Stock or any class of Common Stock Equivalent or 25% or more of the consolidated assets of UWR; and (ii) regarding any matter with respect to which the Stockholder or any Stockholder Affiliate is not bound by the terms of this Agreement to vote in accordance with the recommendation of UWR's Board of Directors;

(d) form, join or in any way participate in a 13D Group with respect to any Common Stock or Common Stock Equivalent of UWR or any securities of its subsidiaries other than in a manner consistent with the terms of this Agreement;

(e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of UWR other than in a manner consistent with the terms of Section 3.1 hereof and other than pursuant to the Stockholder's representation on the Board of Directors of UWR pursuant to
Section 4.2;

(f) fail to disclose promptly to UWR the name of any third party who has contacted the Stockholder or, to the Stockholder's knowledge, any Stockholder Affiliate in connection with any of the foregoing, and any intention, plan or arrangement communicated to the Stockholder or, to the Stockholder's knowledge, any Stockholder Affiliate by such third party, in either case unless the Stockholder or the Stockholder Affiliate is prohibited by any statute, law or governmental regulation from disclosing such to the Company.

Section 3.4. Rights Agreement. The Stockholder shall support, and shall cause each Stockholder Affiliate to support, any proposal of UWR during the term hereof to extend or renew the current Rights Agreement to a date not later than the date on which this Agreement terminates in accordance with its terms; provided, however, that the proposed extension or renewal is otherwise in form and substance substantially the same as the Rights Agreement in effect on the date hereof.

Section 3.5. Business of UWR. (a) Prior to the date of termination of this Agreement, UWR agrees that it shall limit its investments in any business other than the public water or waste water utility business or a water or waste water services-related business (such other business being hereinafter referred to as "Unrelated Business") to 25% of UWR's consolidated assets all as provided in subsections (b) and (c) of this Section 3.5.

                                    C(1)-9

(b) Prior to any investment in an Unrelated Business in excess of $10 million in any one instance or if such investment when cumulated with other such investments since either (A) the Closing or, thereafter, (B) the date of the last Compliance Certificate (as defined below), as the case may be, the Chief Financial Officer of UWR shall prepare a certificate of compliance ("Compliance Certificate") showing that the aggregate of such investments to the date of such Compliance Certificate, plus the new proposed investment do not exceed 25% of consolidated assets of UWR as of the most recent quarterly balance sheet. An investment in an Unrelated Business shall equal (i) the amount of any consideration paid by UWR for any interest in any such business, plus (ii) any other amount for which UWR agrees to be liable, less (iii) any investment made through an exchange of Unrelated Business property for other property (including, without limitation, like kind exchanges for tax deferral purposes), but only to the value of such property exchanged, with any additional investment being treated as a new investment. The amount of any investment will be calculated as of the time such investment is made or agreed to.

(c) Such Compliance Certificate shall be provided to the Stockholder not less than 10 days prior to the making of any investment in an Unrelated Business.

Section 3.6. Publicity. UWR and the Stockholder shall, and the Stockholder shall cause each Stockholder Affiliate to, prior to the issuance of any press release or other public announcement or communication relating to the execution or performance of this Agreement or to the transactions contemplated hereby, consult with each other and use their best efforts to coordinate the issuance of such press release, public announcement or communication.

Section 3.7. Conversion of Preference Stock. (a) Prior to the termination of this Agreement pursuant to and in accordance with Section 7.1 and subject to the provisions of Section 3.7(b), the Stockholder agrees, and agrees to cause the Stockholder Affiliates, to convert into Common Stock only that number of shares of Preference Stock Beneficially Owned by the Stockholder Group which, when added to all shares of Preference Stock previously converted by the Stockholder Group, does not exceed the sum of the Conversion Allowance plus the Bonus Shares. The "Conversion Allowance" for each twelve month period during the term of this Agreement, beginning on the date of this Agreement, shall be calculated by multiplying (i) the number of shares of Preference Stock Beneficially Owned by the Stockholder Group immediately following the Closing by (ii) the applicable percentage (expressed as a decimal) during such twelve-month period indicated below:

                              Commencing     Applicable
                              (April 22)*     Percentage

                              1996           10%
                              1997           20%
                              1998           30%
                              1999           40%
                              2000           50%
                              2001           60%
                              2002           70%
                              2003          100%

The "Bonus Shares" shall be equal to that number of shares of Preference Stock previously converted by all holders thereof other than the Stockholder Group.


* Insert month and day of closing of Merger.

                                    C(1)-10

(b) The limitations on conversion of Preference Stock contained in Section 3.7(a) do not limit the right of the holders of Preference Stock set forth in
Section 8(c) of the Certificate of Amendment of the Certificate of Incorporation of UWR establishing the terms of the Preference Stock (the "Certificate of Amendment"), and such Preference Stock remains subject to all other provisions set forth in the Certificate of Amendment.

                                  ARTICLE IV

                        VOTING AND BOARD REPRESENTATION

Section 4.1. Voting. Until the Standstill Termination Date, the Stockholder, as a holder of shares of Common Stock and Common Stock Equivalents, agrees that:

(a) The Stockholder shall, and shall cause each Stockholder Affiliate to, be present, in person or by proxy, at all meetings of shareholders of UWR so that all Common Stock and Common Stock Equivalents having voting rights directly or indirectly owned by the Stockholder and the Stockholder Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

(b) The Stockholder shall, and shall cause each Stockholder Affiliate to, on any matter submitted to a vote of UWR's stockholders, vote all Common Stock and Common Stock Equivalents having voting rights with respect to such matter directly or indirectly owned by the Stockholder and the Stockholder Affiliates as recommended by a majority of UWR's Board of Directors if (i) 75% of the votes cast by all other holders of Common Stock and Common Stock Equivalents having voting rights with respect to such matter are in favor of the recommendation of UWR's Board of Directors and (ii) the Common Stock and Common Stock Equivalents having voting rights with respect to such matter directly or indirectly owned by the Stockholder Group are required for the approval of the actions recommended by UWR's Board of Directors; provided, however, that the Stockholder Group shall not be obligated to vote: (A) against the Stockholder Nominees (as defined in Section 4.2 hereof) in any election of directors of UWR; (B) for any proposal to increase the authorized maximum number of directors of UWR, other than pursuant to any merger or consolidation of UWR with, or acquisition by UWR of, any other Person, provided, however, that, in the case of any such merger, consolidation or acquisition in which the authorized number of directors of UWR is increased, UWR shall increase the number of Stockholder Nominees pursuant to this Agreement to the extent UWR determines in good faith, after discussions with the Stockholder, that it is reasonably necessary for Stockholder to protect its interests under this Agreement; (C) for any proposal that would adversely alter or change the powers, preferences or rights of any outstanding Preference Stock; or (D) for any other proposal which would, in the opinion of an independent investment banking firm of recognized standing agreed upon by UWR and the Stockholder, be reasonably likely to have a material adverse effect on the fair market value of the Common Stock or the Preference Stock.

(c) The Stockholder shall, and shall cause each Stockholder Affiliate to, vote all Common Stock and Common Stock Equivalents having voting rights directly or indirectly owned by the Stockholder or the Stockholder Affiliates, as the case may be, for the Stockholder Nominees.

Section 4.2. Directors Designated by the Stockholder. For the duration of this Agreement:

(a) The Board of Directors of UWR shall elect as directors of UWR (to serve until the immediately succeeding annual meeting of stockholders of UWR) on the date of the Closing, the following four persons, who shall be the initial Stockholder Nominees: Edward E. Barr, Allan R. Dragone, and two officers of any member of the Stockholder Group designated by the Stockholder in

                                    C(1)-11
writing to UWR at least seven days prior to the date of the Closing. In the event of a vacancy caused by the disqualification, removal, resignation or other cessation of service of any Stockholder Nominee from the Board of Directors, the Board of Directors shall elect as a director of UWR (to serve until UWR's immediately succeeding annual meeting of stockholders) a new Stockholder Nominee designated by the Stockholder in writing to UWR at least seven days prior to the date of a regular meeting of the Board of Directors.

(b) At the first annual meeting of stockholders of UWR following the Closing and at each subsequent annual meeting of stockholders of UWR at which (i) the term of any Stockholder Nominee is to expire or (ii) a vacancy caused by the disqualification, removal, resignation or other cessation of service of a Stockholder Nominee of the Board of Directors of UWR is to be filled, UWR shall cause up to a maximum of four (4) persons designated by the Stockholder (the "Stockholder Nominees", which initially includes the four directors designated pursuant to paragraph (a) of this Section 4.2) to be included in the slate of nominees recommended by the Board of Directors of UWR to UWR's stockholders for election as directors and shall use all reasonable efforts to cause the election of each such Stockholder Nominee to the Board of Directors of UWR, including soliciting proxies in favor of the election of such persons. No more than four Stockholder Nominees shall serve on the Board of Directors of UWR at any time and no more than two Stockholder Nominees shall serve on each class of the Board of Directors of UWR at any time. At any time that UWR has a classified Board of Directors, the Stockholder Nominees shall be divided as nearly equal as possible among all the classes.

(c) The Board of Directors of UWR shall appoint at the Closing Frank J. Pizzitola as a non-voting advisory director (the "Stockholder Advisory Director") to the Board of Directors of UWR. The Stockholder Advisory Director shall serve until the earlier of May 8, 1995 or his disqualification, removal, resignation or other cessation of service. Any disqualification or removal of a Stockholder Advisory Director must be approved by the Stockholder. The Stockholder Advisory Director shall be entitled to the same compensation and perquisites as non-employee directors of UWR and will be furnished with all information generally provided to UWR's Board of Directors.


(d) The Stockholder shall provide notice in writing at least 60 days prior to each Company's annual meeting of stockholders indicating the name of each Stockholder Nominee, if any, and all information required by Regulation 14A and
Schedule 14A under the Exchange Act with respect to such Stockholder Nominee.

(e) Each of the Stockholder Nominees shall be a bona fide holder of one or more shares of Common Stock at all times during which such Stockholder Nominee is serving as director of UWR.

(f) The Stockholder shall be entitled to designate annually at least one Stockholder Nominee to be a member of each committee of the Board of Directors (including without limitation the Executive Committee, the Audit Committee and the Compensation Committee), and to fill any vacancy caused by the departure of a Stockholder Nominee from any such committee when no other Stockholder Nominee is a member of such committee.

(g) In the event that one or more of the Stockholder Nominees cannot attend any meeting of UWR's Board of Directors or any Committee thereof, the Stockholder shall be entitled to designate a non-voting replacement for each Stockholder Nominee unable to attend such meeting of UWR's Board of Directors at the Board of Directors' invitation. The Company shall give the Stockholder no less than seven days' notice of any such meeting; provided, however, that if UWR is unable, for good cause, to give seven (7) days' notice with respect to any meeting of its Board of Directors at which the Board considers and/or acts upon any important corporate action, then UWR may give such lesser notice as is

                                    C(1)-12
reasonably practicable, except that such notice shall in all circumstances be at least two (2) full business days. Any Stockholder Nominee may participate telephonically in any meeting of UWR's Board of Directors.

(h) The Stockholder shall consult with UWR in connection with the identity of any proposed Stockholder Nominee. In the event UWR is advised in writing by its outside counsel that a proposed Stockholder Nominee would not be qualified under UWR's Restated Certificate of Incorporation or By-Laws or any applicable statutory or regulatory standards to serve as a director of UWR, or if UWR otherwise reasonably objects to a proposed Stockholder Nominee because such Stockholder Nominee either (i) is a director or officer of a direct competitor of UWR or (ii) has engaged in any adverse conduct that would require disclosure under Item 7 of Schedule 14A promulgated under the Exchange Act, the Stockholder agrees to withdraw such proposed Stockholder Nominee and nominate a replacement therefor (which replacement would be subject to the requirements of this Section 4.2(h)). Any such objection by UWR must be made no later than one month after the Stockholder first informs UWR of the identity of the proposed Stockholder Nominee; provided, however, that UWR shall in all cases notify the Stockholder of any such objection sufficiently in advance of the date on which proxy materials are mailed by UWR in connection with such election of directors to enable the Stockholder to propose an alternate Stockholder Nominee pursuant to and in accordance with the terms of this Agreement.

Section 4.3. Resignation of Stockholder Nominees and Stockholder Advisory Director. Upon termination of this Agreement pursuant to and in accordance with
Section 7.1(d) hereof, the Stockholder shall, at the request of UWR, cause each of the Stockholder Nominees then serving on UWR's Board of Directors and the Stockholder Advisory Director to resign from UWR's Board of Directors upon the termination of this Agreement pursuant to and in accordance with Section 7.1(d) hereof.

                                   ARTICLE V

                            FUTURE PURCHASE RIGHTS

Section 5.1. UWR Right of First Refusal. In the event that, during the existence of this Agreement, any member of the Stockholder Group shall desire to Transfer any Common Stock or Common Stock Equivalent under circumstances other than those referred to in Section 3.2(a), (b), (c), (d), (e) and (f) of this Agreement:

(a) Such member of the Stockholder Group shall give UWR notice in writing of its bona fide intent to sell such Common Stock or Common Stock Equivalent, specifying the number of shares of Common Stock or Common Stock Equivalents to be sold, the prospective purchasers thereof and the price and terms and conditions of such sale, and offering to sell such Common Stock or Common Stock Equivalent to UWR (or its designee) at such price and on like terms and conditions. No member of the Stockholder Group may submit another notice to UWR pursuant to this subsection (a) until all the actions to be taken and all applicable waiting periods contemplated by this Section 5.1 have been taken or have expired.

                                    C(1)-13

(b) UWR shall have the right to accept or reject any offer pursuant to subsection (a) as promptly as practicable but in all events within the time period specified below:

         Offer Price                           Time Period

Up to $25,000,000                                30 days
$25,000,001 to $50,000,000                       60 days
$50,000,001 to $75,000,000                       90 days
$75,000,001 and above                           120 days

The time periods set forth above shall run from, and not include, the date of delivery of the notice of such offer pursuant to subsection (a) above. If UWR shall accept such offer within the applicable time period specified above, then UWR shall purchase the Common Stock or Common Stock Equivalents specified in the notice given pursuant to subsection (a) above as promptly as is reasonably practicable, but in no event after the later of (i) the 60th day following such acceptance and (ii) the 10th day following receipt of all required governmental approvals.

(c) If UWR (i) shall reject such offer in writing, (ii) shall not within the applicable time period after receipt of the notice given by such member of the Stockholder Group pursuant to subsection (a) above, accept such offer in writing with respect to all the Common Stock or Common Stock Equivalents specified in such notice or (iii) shall fail to purchase such Common Stock or Common Stock Equivalents within the time period specified in subsection (b) above, then such member of the Stockholder Group shall be free to enter into any agreement to sell such Common Stock or Common Stock Equivalents to the prospective purchaser, at a price equal to or above the minimum price and on the terms and conditions specified in the notice delivered to UWR pursuant to subsection (a) above.

(d) Any sale of Common Stock or Common Stock Equivalents by any member of the Stockholder Group pursuant to subsection (c) above must be consummated within 30 days of the earlier of receipt of a written rejection from UWR or the expiration of the applicable time period allotted UWR for the rejection or consummation of offer to sell such Common Stock or Common Stock Equivalents by such member of the Stockholder Group.

Section 5.2. Notice of Future Issuances. In the case of any issuance of any Common Stock or Common Stock Equivalent, other than (a) upon the exercise or conversion of Preference Stock or any other Common Stock Equivalent, (b) pursuant to any dividend reinvestment plan of UWR or (c) pursuant to any employee stock ownership or benefit plan maintained for the benefit of employees of UWR or its subsidiaries, UWR shall provide prior written notice to the Stockholder of such issuance except in the case of stock options, notice of the aggregate exercise of which shall be provided quarterly. Each such prior written notice shall describe the securities proposed to be issued, the estimated date of issuance, the proposed terms and conditions thereof and the estimated purchase price.

Section 5.3. Stockholder Group Purchase Right. (a) In the case of any public offering of any Common Stock or Common Stock Equivalent registered under the Securities Act on Form S-1, S-2 or S-3 (or any applicable successor Form under the Securities Act), any member of the Stockholder Group shall be permitted to acquire, at the time of issuance of such shares of Common Stock or Common Stock Equivalents, up to a portion of such issuance equal to the lesser of (x) the Maximum Stockholder Investment Percentage and (y) the maximum number of shares of Common Stock or Common Stock Equivalents so that the Stockholder Investment Percentage shall equal (but not exceed) the Maximum Stockholder Investment Percentage. Any member of the Stockholder Group shall be entitled to purchase any shares of Common Stock or Common Stock Equivalents pursuant to this subsection (a) at a purchase price equal to (1) the cash price per share (less any applicable underwriters' discounts or commissions,

                                    C(1)-14
based on full discussion and consideration by the Board of Directors of UWR) of Common Stock or Common Stock Equivalent being issued or (2) the Fair Market Value of any Common Stock or Common Stock Equivalent (or portion thereof) delivered in exchange for any non-cash consideration. The member of the Stockholder Group shall notify UWR in writing of its intent to exercise its rights pursuant to this subsection (a) as soon as practicable after delivery of notice by UWR pursuant to Section 5.2 and shall use its best efforts to facilitate any issuance of shares of Common Stock or Common Stock Equivalents in which such member of the Stockholder Group intends to participate.

(b) In addition to its rights under subsection (a) above, in the case of any issuance of any Common Stock or Common Stock Equivalent, other than upon the exercise or conversion of Preference Stock or any other Common Stock Equivalent, any member of the Stockholder Group shall be permitted for a period of 180 days thereafter (or 180 days from the date notice is given by UWR pursuant to Section 5.2, whichever is later) to acquire shares of Common Stock of UWR through purchases effected in the open market or through any dividend reinvestment plan of UWR so that the Stockholder Investment Percentage shall equal (but not exceed) the Maximum Stockholder Investment Percentage. Such member of the Stockholder Group shall notify UWR in writing of the date, number of shares of Common Stock and purchase price paid of any such acquisition within 10 days of such acquisition.

(c) Notwithstanding any other provision of this Agreement, and in addition to any other right to acquire Common Stock pursuant to any other provision of this Agreement, any member of the Stockholder Group shall be permitted at any time during the term of this Agreement to acquire shares of Common Stock through purchases effected in the open market or otherwise in an aggregate amount equal to the number of shares of Common Stock represented by the percentage difference between 33% and, if lower, the Stockholder Investment Percentage immediately succeeding the Closing. Such member of the Stockholder Group shall notify UWR in writing of the date and number of shares of Common Stock for any shares so acquired, as well as the fact that such acquisition is being made pursuant to this Section 5.3(c), within 10 days of such acquisition.

                                  ARTICLE VI

                                RELEASE EVENTS

Section 6.1. Release Events. Any one or more of the following shall constitute a "Release Event" as the term is used herein:

(a) The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of UWR in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging UWR a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of UWR under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of UWR or of any substantial part of UWR's property, or ordering the winding up or liquidation of UWR's affairs; and the continuance of any such decree or order for relief of any such other decree or order unstayed and in effect for a period of 60 consecutive days.

(b) The commencement by UWR of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by UWR to the entry of a decree or order for relief in respect of UWR in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any

                                    C(1)-15
bankruptcy or insolvency case or proceeding against UWR, or the filing by UWR of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by UWR to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of UWR or of any substantial part of UWR's property, or the making by UWR of an assignment for the benefit of creditors, or the admission by UWR in writing of UWR's inability to pay its debts generally as they become due, or the taking of corporate action by UWR in furtherance of any such action.

(c) The dividends payable on the Preference Stock by UWR shall be in arrears for six or more consecutive quarterly dividend payment periods.

(d) UWR reports a net loss per share of Common Stock in its Annual Report on Form 10-K (or such successor report as shall be required from UWR by the Commission) for two or more consecutive fiscal years, except if such net -- losses would not have occurred but for (i) any aspect of GWC's business, operations, financial condition or prospects which should have been disclosed by GWC to UWR at the Closing which was not disclosed in writing to UWR at the Closing or (ii) any event of force majeure, including acts of God, war, public disorders, insurrection, rebellion, floods, hurricanes, tornadoes, earthquakes, lightning, other natural calamities or unusually severe weather, explosions or fires, strikes, boycotts, or lockouts, which could not have reasonably been anticipated by the management or Board of Directors of UWR.

(e) (i) UWR's Board of Directors fails to include any Stockholder Nominee in the slate of nominees recommended by the Board to UWR's stockholders for election as directors or (ii) the stockholders of UWR fail to elect any of the Stockholder Nominees to UWR's Board of Directors.

(f) The acquisition by any 13D Group of 20% or more of UWR's Common Stock.

(g) The occurrence of any material breach by UWR in performing its obligations with respect to the Preference Stock or this Agreement, which material breach has not been cured by UWR within 30 days of receipt of written notice of such breach from the Stockholder.

(h) A breach by UWR of its obligations set forth in Section 3.5, which breach has not been cured by UWR within 30 days of receipt of written notice of such breach from the Stockholder.

Section 6.2.  Release of Stockholder.

(a) UWR shall give the Stockholder written notice of the occurrence of any Release Event (other than any Release Event described in Section 6.1(g) or (h)) within 10 days of the occurrence of such Release Event.

(b) Upon the occurrence of any Release Event described in Section 6.1(g) or (h), the Stockholder shall deliver to UWR written notice of the occurrence of any such Release Event within 10 days of discovery of such Release Event or receipt of notice from UWR of the occurrence of such Release Event.

(c) Within 60 days after the occurrence of any Release Event (or, if proper notice of the Release Event has not been given to the Stockholder pursuant to
Section 6.2(a), within 60 days after either the date on which the Stockholder receives notice of the Release Event pursuant to and in accordance with either
Section 6.2(a) or the date on which the Stockholder first has actual knowledge of the occurrence of the Release Event, whichever date is later), the Stockholder may, by delivering written notice to UWR, declare a Standstill Termination Date.

                                    C(1)-16

(d) Upon the occurrence of any Release Event described in Section 6.1(g) or (h), the 60-day period referred to in paragraph (c) of this Section 6.2 shall commence after the expiration of the period during which UWR may cure any material breach pursuant to Section 6.1(g) or (h).

(e) The Standstill Termination Date may not be prior to the date of notice to UWR pursuant to subsection (c) above and in the absence of any date specified in such notice, the Standstill Termination Date shall be the date such notice is received by UWR. Failure by the Stockholder to deliver written notice to UWR of the Standstill Termination Date pursuant to subsection (c) above within the allotted 60 days shall be deemed a waiver by the Stockholder of any right to declare the Standstill Termination Date based upon the Release Event which originally gave rise to the Stockholder's opportunity to declare the Standstill Termination Date.

                                  ARTICLE VII

                                  TERMINATION

Section 7.1. Termination. This Agreement may terminate in any of the following manners:

(a) Upon the mutual agreement of UWR and the Stockholder at any time, this Agreement shall terminate at the time fixed by such agreement. Any approval of termination of this Agreement upon the part of UWR shall require the approval of a majority of UWR's Independent Directors at a duly convened meeting thereof or all of UWR's directors by written consent thereto.

(b) On the twelfth anniversary of the date of the Closing, this Agreement shall terminate unless it has been earlier terminated in accordance with its terms.

(c) This Agreement shall terminate either (i) on the Standstill Termination Date following declaration thereof by the Stockholder pursuant to Section 6.2(c) or
(ii) on the Standstill Termination Date as fixed by Section 6.2(e), upon delivery of written notice to UWR not specifying the Standstill Termination Date.

(d) This Agreement shall terminate on the date upon which the Stockholder Investment Percentage falls below 5%. Should the Stockholder so request, UWR shall deliver written confirmation of such decrease in the Stockholder Investment percentage below 5%.

                                 ARTICLE VIII

                                 MISCELLANEOUS

Section 8.1. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and this Agreement may be amended only by an agreement in writing executed by the parties hereto. Any approval of amendment of this Agreement upon the part of UWR shall require the approval of a majority of the Independent Directors at a duly convened meeting thereof or all of UWR's directors by written consent thereto.

Section 8.2. Severability. If any term, provision, covenant, restriction, part or portion of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, or is

                                    C(1)-17
otherwise legally impossible to perform, the remainder of the terms, provisions, covenants, restrictions, parts and portions of this Agreement shall remain in full force and effect.

Section 8.3. Specific Performance. UWR and the Stockholder each acknowledges and agrees that the parties' respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by UWR or the Stockholder of the provisions of this Agreement, in addition to any remedies at law, the Stockholder and UWR, respectively, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

Section 8.4. Counterparts. This Agreement may be executed by the parties hereto in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.5. Notices and Service of Process. All notices and service of process provided for herein shall be validly given or served, as the case may be, if in writing and delivered personally, or by facsimile transmission promptly followed by a copy by registered or certified mail postage prepaid, return receipt requested, if to

          UWR:

               United Water Resources Inc.
               200 Old Hook Road
               Harrington Park, New Jersey 07640
               Fax:  (201) 784-8119
               Attention:  Donald L.  Correll

          with a copy to:

               LeBoeuf, Lamb, Leiby & MacRae
               125 West 55th Street
               New York, New York 10019
               Fax:  (212) 424-8500
               Attention: Douglas W.  Hawes

          the Stockholder:

               Lyonnaise American Holding, Inc.
               2000 First State Boulevard
               Wilmington, Delaware 19804-0508
               Fax:  (215) 278-2993
               Attention:  Joseph V.  Boyle

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          with a copy to:

               Sullivan & Cromwell
               250 Park Avenue
               New York, New York 10177
               Fax:  (212) 558-3792
               Attention:  Allan M.  Chapin

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in a like manner.

Section 8.6. Waivers. Either party may waive in whole or in part any benefit or right provided to it under this Agreement. No waiver by either party of any default with respect to any provision, condition, requirement, or of any benefit or right hereof shall be deemed to be a waiver of any other provision, condition, requirement, benefit or right hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any waiver of any benefit or right provided to UWR under this Agreement shall require the approval of a majority of the Independent Directors at a duly convened meeting thereof or all of UWR's directors by written consent thereto.

Section 8.7. Submission to Jurisdiction; Consent to Service of Process. With respect to any claim arising out of this Agreement including any claim for specific performance arising under Section 8.3 hereof (a) UWR and the Stockholder each irrevocably consents and submits to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court located in New Jersey and (b) UWR and the Stockholder each irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. UWR and the Stockholder each consents that service of process upon it in any such suit, action or proceeding may be made in the manner set forth in Section 8.5 hereof.

Section 8.8. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of UWR and the Stockholder and their successors and legal representatives. Neither UWR nor the Stockholder may assign this Agreement or any rights hereunder.

Section 8.10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey.

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IN WITNESS WHEREOF, UWR and the Stockholder have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

                         United Water Resources Inc.

                         By: /s/   Donald L. Correll
                             -------------------------------------------
                            Name:  Donald L. Correll
                            Title: Chairman and Chief Executive Officer

                         Lyonnaise American Holding, Inc.

                         By: /s/   Joseph V. Boyle
                            -------------------------------------------
                            Name:  Joseph V. Boyle
                            Title: Vice President - Finance

Lyonnaise represents and warrants that the agreement of Lyonnaise set forth below has been duly executed and delivered by Lyonnaise and, assuming due authorization and valid execution and delivery of this Agreement by UWR and the Stockholder, such agreement is a valid and binding obligation of Lyonnaise, enforceable in accordance with its terms. Lyonnaise agrees, and agrees to cause each Lyonnaise Affiliate, to be bound by those provisions of this Governance Agreement binding, or applying to the Stockholder or the Stockholder Affiliates.

                         Lyonnaise des Eaux Dumez

                         By: /s/  Guy de Panajleu
                            Name: Guy de Panajleu
                            Title Senior Executive Vice President

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